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                               FDP Series, Inc.
                FDP BlackRock Equity Dividend Fund (the "Fund")

77D(g)

On September 12, 2017, the Board of Directors (the "Board") of FDP Series, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "FDP BlackRock Equity Dividend Fund" and certain changes to the Fund's investment objective, strategies and process. The Board also approved the termination of the Fund's sub-advisory agreement with Invesco Advisers, Inc. In addition, Fund management determined to make certain changes to the Fund's portfolio management team. Fund management has also determined to contractually waive a portion of the investment management fee payable by the Fund to BlackRock Advisors, LLC, the Fund's investment adviser. All of these changes became effective on November 28, 2017.

Effective November 28, 2017, the following changes were made to the Fund's Summary Prospectus and Prospectus, as applicable:

Change in the Fund's Name

FDP BlackRock Invesco Value Fund was renamed FDP BlackRock Equity Dividend Fund. All references to "FDP BlackRock Invesco Value Fund" or the "Invesco Fund" in the Summary Prospectus and Prospectus were replaced with "FDP BlackRock Equity Dividend Fund" or the "Equity Dividend Fund," respectively.

Change in the Fund's Investment Objective

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock Invesco Value Fund -- Investment Objective" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock Invesco Value Fund -- Investment Objective" were deleted in their entirety and replaced with the following:

Investment Objective

The investment objective of the FDP BlackRock Equity Dividend Fund (the "Equity Dividend Fund" or the "Fund") is to seek long-term total return and current income.

Change in the Fund's Investment Strategies

The section of the Summary Prospectus entitled "Key Facts About FDP BlackRock Invesco Value Fund -- Principal Investment Strategies of the Fund" and the section of the Prospectus entitled "Fund Overview -- Key Facts About FDP BlackRock Invesco Value Fund -- Principal Investment Strategies of the Fund" were deleted in their entirety and replaced with the following:

Principal Investment Strategies of the Fund

The Fund seeks to achieve its objective by investing primarily in a diversified portfolio of equity securities. Under normal circumstances, the Fund will invest at least 80% of its assets in equity securities and at least 80% of its assets in dividend paying securities. Equity securities include common stock, preferred stock, depositary receipts, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock. The Fund will focus on issuers that have good prospects for capital appreciation and current income. Although the Fund invests primarily in dividend paying securities, portions of the distributions paid by the Fund may not be subject to the lower income tax rates applicable to dividends.

The Fund may invest in securities of companies with any market capitalization, but will generally focus on large cap securities. The Fund's portfolio, in the aggregate, will be structured in a manner designed to seek long-term capital appreciation as well as net portfolio yield in excess of the average yield of mutual funds invested primarily in U.S. equities.

The Fund may also invest in securities convertible into common stock and non-convertible preferred stock. Convertible securities are generally debt securities or preferred stock that may be converted into common stock.

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Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible's value usually reflects both the stream of current income payments and the market value of the underlying common stock. Preferred stock is a class of stock that often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

The Fund may invest up to 25% of its total assets in securities of foreign issuers, including issuers located in emerging markets. The Fund may invest in securities from any country. The Fund may invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies.

BlackRock and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the "SEC") that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- FDP BlackRock Invesco Value Fund" was deleted in its entirety and replaced with the following:

FDP BlackRock Equity Dividend Fund

Investment Objective

The Equity Dividend Fund seeks long-term total return and current income.

The Fund's investment objective is a non-fundamental policy of the Fund and may not be changed without prior notice to shareholders.

Investment Process

BlackRock chooses investments for the Fund that it believes will both increase in value over the long term and provide current income, focusing on investments that will do both instead of those that will favor current income over capital appreciation. Total return consists of increases in value from both capital appreciation and income. The Fund will focus on issuers that have good prospects for capital appreciation. In selecting portfolio securities, the Fund will generally employ a value-oriented analysis, but may purchase equity securities based on a growth-oriented analysis when such securities pay dividends or Fund management believes such securities have particularly good prospects for capital appreciation.

Fund management believes that stocks that have yields often provide more attractive long-term total return and greater price stability during periods of downward movements in market prices than stocks that do not pay dividends. In certain market cycles, such as periods of high growth or high interest rates on bonds, dividend paying stocks could go out of favor. During such periods, the Fund may underperform other equity funds that do not emphasize investments in dividend paying stocks.

The Fund has no stated minimum holding period for investments and will buy or sell securities whenever Fund management sees an appropriate opportunity. For example, the Fund may sell shares of a company when the company's prospects for capital appreciation deteriorate or when its dividend rates become unattractive or when the Fund identifies another company with more attractive prospects.

Principal Investment Strategies

The Fund seeks to achieve its objective by investing primarily in a diversified portfolio of equity securities. Under normal circumstances, the Fund will invest at least 80% of its assets in equity securities and at least 80% of its assets in dividend paying securities. Equity securities include common stock, preferred stock, depositary receipts, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock. The Fund will focus on issuers that have good prospects for capital appreciation and current income.

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Although the Fund invests primarily in dividend paying securities, portions of the distributions paid by the Fund may not be subject to the lower income tax rates applicable to dividends.

The Fund may invest in securities of companies with any market capitalization, but will generally focus on large cap securities. The Fund's portfolio, in the aggregate, will be structured in a manner designed to seek long-term capital appreciation as well as net portfolio yield in excess of the average yield of mutual funds invested primarily in U.S. equities.

The Fund may also invest in securities convertible into common stock and non-convertible preferred stock. Convertible securities are generally debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible's value usually reflects both the stream of current income payments and the market value of the underlying common stock. Preferred stock is a class of stock that often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

The Fund may invest up to 25% of its total assets in securities of foreign issuers, including issuers located in emerging markets. The Fund may invest in securities from any country. The Fund may invest in securities denominated in both U.S. dollars and non-U.S. dollar currencies.

The 80% policies noted above are non-fundamental policies of the Fund and may not be changed without 60 days' prior notice to shareholders.

BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval. The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- Other Strategies" was deleted in its entirety and replaced with the following:

Other Strategies

In addition to the principal strategies discussed above, each Fund may also invest or engage in the following investments/strategies:

..   Borrowing -- The Fund may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions, subject to the limits set forth under the Investment Company Act, the rules and regulations thereunder and any applicable exemptive relief.

..   Illiquid/Restricted Securities -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale (i.e., Rule 144A securities). They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market and therefore may be considered to be illiquid. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public.

..   Indexed and Inverse Securities -- The Fund may invest in securities the potential return of which is directly related to changes in an underlying index, known as indexed securities. The return on indexed securities will rise when the underlying index rises and fall when the index falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate or index ("inverse securities"). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down.

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..   Investment Companies -- The Fund has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Fund may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

..   Real Estate Related Securities -- The Fund may also invest in securities of companies that derive a significant proportion of their revenues and profits from, or have a significant proportion of their assets invested in,
    (i) the development, construction, management, or sale of real estate;
    (ii) real estate holdings; or (iii) products or services related to the real estate industry.

..   REIT Investments -- The Fund may invest in real estate investment trusts
    ("REITs"). REITs are companies that own interests in real estate or in real estate related loans or other interests, and have revenue primarily consisting of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. REITs can generally be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

..   Securities Lending -- The Fund may lend securities with a value up to
    33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

..   Temporary Defensive Strategies -- Each Fund may invest a portion of its assets in high-quality short-term investments for temporary purposes pending investment in other securities, or to provide liquidity for redemptions. As a temporary measure for defensive purposes, each Fund may also invest without limitation in cash, cash equivalents or short-term U.S. Government securities. These investments may include high quality, short-term money market instruments such as U.S. Treasury and agency obligations, commercial paper (short-term, unsecured, negotiable promissory notes of a domestic or foreign company), short-term debt obligations of corporate issuers and certificates of deposit and bankers' acceptances. These short term investments may limit the potential for the Funds to achieve their investment objectives.

..   Warrants -- A warrant gives the Fund the right to buy stock. The warrant specifies the amount of underlying stock, the purchase (or "exercise") price and the date the warrant expires. The Fund has no obligation to exercise the warrant and buy the stock. A warrant has value only if the Fund is able to exercise it or sell it before it expires.

..   When-Issued and Delayed Delivery Securities and Forward Commitments -- The
    purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. A Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

The section of the Prospectus entitled "Details About the Funds -- How Each Fund Invests -- Invesco Fund Other Strategies" was deleted in its entirety and replaced with the following:

Equity Dividend Fund Other Strategies

In addition to the strategies discussed above, the Equity Dividend Fund may also invest or engage in the following investments/strategies:

..   Debt Securities -- This includes fixed income securities issued by companies, as well as U.S. and foreign sovereign debt obligations. When choosing debt securities, Fund management considers various factors including the credit quality of issuers and yield analysis. The Fund may invest in debt securities that are rated investment grade of any maturity.

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..   Derivative Transactions -- The Fund may use derivatives to hedge its investment portfolio against market, interest rate and currency risks or to seek to enhance its return. The derivatives that the Fund may use include indexed and inverse securities, options, futures, swaps and forward foreign exchange transactions.

..   Repurchase Agreements and Purchase and Sale Contracts -- The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period.

..   Rights -- The Fund may purchase securities pursuant to the exercise of subscription rights, which allow an issuer's existing shareholders to purchase additional common stock at a price substantially below the market price of the shares.

..   Short-term Securities -- The Fund will normally invest a portion of its assets in short-term debt securities, money market securities, including repurchase agreements, or cash. The Fund invests in such securities or cash when Fund management is unable to find enough attractive long-term investments to reduce exposure to stocks when Fund management believes it is advisable to do so or to meet redemptions. Except during temporary defensive periods, such investments will not exceed 20% of the Fund's assets.

..   Standby Commitment Agreements -- Standby commitment agreements commit the
    Fund, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Fund at the option of the issuer.

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